Exhibit 99.1

Intellia Therapeutics Announces Second Quarter 2026 Financial Results and Business Updates

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Positive Phase 3 HAELO clinical data for lonvo-z in HAE presented at EAACI and published in New England Journal of Medicine
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Anticipate FDA acceptance of BLA for lonvo-z in second half of 2026 and U.S. launch in first half of 2027
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Enrollment successfully reinitiated in nex-z Phase 3 clinical trials; MAGNITUDE-2 enrollment in ATTRv-PN expected to be completed in second half of 2026
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New genomic insights enhance understanding of nex-z’s profile and potential to deliver clinically meaningful outcomes for patients
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Ended second quarter with approximately $628 million in cash, cash equivalents and marketable securities; expected to fund operations at least into 2028

CAMBRIDGE, Mass., August 6, 2026 – Intellia Therapeutics, Inc. (Nasdaq: NTLA), a leading biopharmaceutical company focused on revolutionizing medicine leveraging CRISPR gene editing and other core technologies, today reported business updates and financial results for the second quarter ended June 30, 2026.

“The second quarter was a momentous period for Intellia highlighted by the positive Phase 3 HAELO clinical trial results we reported for lonvo-z in hereditary angioedema,” said John Leonard, M.D., Intellia President and Chief Executive Officer. “These data serve as strong validation for in vivo gene editing and lonvo-z’s potential to transform the treatment paradigm for patients who are burdened by this disease.”

“We also resumed enrollment in our Phase 3 clinical trials in ATTR during the second quarter and gained important new genomic insights that enhance our understanding of nex-z’s safety profile and its potential to deliver clinically meaningful outcomes for patients. Underpinned by a recent capital raise that strengthened our balance sheet, we are well positioned to deliver on our research, regulatory, clinical and commercial objectives,” Dr. Leonard concluded.

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Lonvoguran Ziclumeran (Lonvo-z) for Hereditary Angioedema (HAE)

Designed as a one-time treatment that is administered in an outpatient setting, lonvo-z is an in vivo CRISPR gene editing candidate that is intended to inactivate the kallikrein B1 (KLKB1) gene to permanently lower kallikrein and bradykinin levels and to eliminate HAE attacks.

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In April, Intellia announced positive topline results from the global Phase 3 HAELO clinical trial of lonvo-z in HAE. In June, additional data were reported in a late-breaking oral session at the European Academy of Allergy & Clinical Immunology Annual Congress 2026 and in a manuscript published in the New England Journal of Medicine. Highlights included:
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The trial met its primary endpoint. For the six-month efficacy evaluation period (weeks 5 to 28), a one-time infusion of lonvo-z reduced attacks by 87% versus placebo, with a mean monthly attack rate of 0.26 in the lonvo-z arm compared with 2.10 in the placebo arm (p<0.0001).
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The trial met all of its key secondary endpoints with statistical significance (p<0.0001). These included:
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62% of patients were entirely attack free and therapy free in the lonvo-z arm for the six-month efficacy evaluation period, compared with 11% of patients in the placebo arm;
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The mean monthly rate of attacks requiring on-demand treatment was 0.19 in the lonvo-z arm for the six-month efficacy evaluation period, compared with 1.79 in the placebo arm;
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The mean monthly rate of moderate/severe attacks was 0.11 in the lonvo-z arm for the six-month efficacy evaluation period, compared with 1.23 in the placebo arm; and
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The change in Angioedema Quality of Life (AE-QoL) total score was -23.51 in the lonvo-z arm from baseline to week 28, compared with -6.47 in the placebo arm.
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All patients in the lonvo-z arm experienced attack-rate reductions from baseline compared with weeks 5 to 28.
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Attack-rate reductions were observed for all evaluated subgroups.
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All patients who received lonvo-z at baseline or in crossover after week 28 remained free from long-term prophylaxis therapy as of the February 10, 2026 data cutoff.
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Favorable safety and tolerability data were observed for lonvo-z. The most common treatment emergent adverse events (TEAEs) were infusion-related reactions, headache, fatigue, back pain, and upper respiratory tract infection. All TEAEs reported were mild or moderate (Grade 1 or Grade 2), and there were no serious adverse events observed in the lonvo-z arm.
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During the second quarter, the company launched www.HAEreframed.com. The campaign aims to raise awareness of the significant burden of HAE and patients’ top concerns, including the

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mental toll of the disease and the challenges of taking and maintaining access to chronic treatment.
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Intellia significantly advanced its launch readiness activities in recent months, including finalizing its field medical, reimbursement and strategic accounts teams and engaging with HAE treatment centers around the U.S.
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Intellia expects the U.S. Food and Drug Administration (FDA) to accept its submission of a biologics license application (BLA) for lonvo-z in the second half of 2026. If approved, Intellia plans to launch lonvo-z commercially in the first half of 2027.

Nexiguran Ziclumeran (Nex-z) for Transthyretin (ATTR) Amyloidosis

Nex-z is an investigational in vivo CRISPR-based therapeutic candidate designed to inactivate the TTR gene in the liver, thereby preventing the production of transthyretin (TTR) protein. Nex-z offers the possibility of halting and reversing disease by driving a rapid, deep, consistent and potentially lifelong reduction in TTR protein after a one-time treatment. Intellia leads the development and commercialization of nex-z in collaboration with Regeneron Pharmaceuticals, Inc. (Regeneron).

Together with Regeneron and other external experts, Intellia recently conducted a comprehensive genomic analysis of more than 600 patient samples across nex-z clinical trials. The analysis revealed that the highest observed liver transaminase elevations were in patients carrying one specific human leukocyte antigen (HLA) allele. As Intellia engages with the FDA and global health authorities regarding this finding, the company will provide HLA genotyping results to investigators and patients enrolled or entering screening in the ongoing nex-z Phase 3 trials.

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During the second quarter, nex-z Phase 1 clinical data in ATTR were presented at the Peripheral Nerve Society Annual Meeting in Maastricht, the Netherlands and at the European Society of Cardiology Heart Failure Congress in Barcelona, Spain.
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Intellia has advanced enrollment in its MAGNITUDE and MAGNITUDE-2 Phase 3 clinical trials of nex-z in ATTR amyloidosis with cardiomyopathy (ATTR-CM) and hereditary ATTR amyloidosis with polyneuropathy (ATTRv-PN), respectively.
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Intellia remains on track to complete patient enrollment in MAGNITUDE-2 in the second half of 2026.

Upcoming Events

The company will participate in the following events during the third quarter of 2026:

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Bradykinin Symposium 2026, September 2-3, Berlin, Germany
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Wells Fargo 21st Annual Healthcare Conference, September 9, Boston
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Morgan Stanley 24th Annual Global Healthcare Conference, September 14, New York

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Second Quarter 2026 Financial Results

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Cash Position: In April 2026, the company completed an underwritten public offering of its common stock resulting in approximately $195 million in net proceeds. Cash, cash equivalents and marketable securities were $628.4 million as of June 30, 2026, compared to $605.1 million as of December 31, 2025. The company’s existing cash resources are expected to fund its operations at least into 2028 and well beyond lonvo-z’s anticipated U.S. commercial launch for HAE in the first half of 2027. This guidance excludes all potential commercial revenues from lonvo-z.
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Collaboration Revenue: Collaboration revenue was $7.7 million for the second quarter of 2026, compared to $14.2 million for the second quarter of 2025. The decrease is primarily due to a reduction in revenue from Regeneron.
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R&D Expenses: Research and development (R&D) expenses were $82.6 million for the second quarter of 2026, compared to $97.0 million for the second quarter of 2025. The decrease was primarily driven by lower external costs related to the company’s lead development programs and reduced stock-based compensation, partially offset by higher employee-related expenses due to increased headcount. Stock-based compensation expense included in R&D expenses was $9.4 million for the second quarter of 2026.
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G&A Expenses: General and administrative (G&A) expenses were $37.8 million for the second quarter of 2026, compared to $27.2 million for the second quarter of 2025. The increase was primarily driven by costs associated with the ongoing buildout of the company’s commercial infrastructure, higher legal expenses and stock-based compensation. Stock-based compensation expense included in G&A expenses was $8.6 million for the second quarter of 2026.
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Net Loss: Net loss was $106.6 million for the second quarter of 2026, compared to $101.3 million for the second quarter of 2025.

About Intellia Therapeutics

Intellia Therapeutics, Inc. (Nasdaq: NTLA) is a leading clinical-stage biopharmaceutical company focused on revolutionizing medicine leveraging CRISPR gene editing and other core technologies. The company’s mission is to transform the lives of people with severe diseases by developing and commercializing potentially curative treatments. With deep scientific, technical and clinical development experience, Intellia aims to reset the standard for medicine by durably treating the root causes of disease. Learn more at intelliatx.com and follow us @intelliatx.

Forward-Looking Statements

This press release contains “forward-looking statements” of Intellia Therapeutics, Inc. (“Intellia” or the “company”) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements regarding Intellia’s beliefs and expectations concerning: the success and advancement of its clinical programs for lonvoguran ziclumeran or “lonvo-z” (previously referred to as NTLA-2002) for the treatment of hereditary angioedema (“HAE”) and nexiguran ziclumeran or “nex-z” (previously referred to as NTLA-2001) for transthyretin (“ATTR”) amyloidosis, including its expectations regarding the U.S. Food and Drug Administration’s acceptance of its biologics license application (“BLA”) for lonvo-z in the second

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half of 2026 and the subsequent review and approval of that BLA, its expectations regarding a planned U.S. launch of lonvo-z in the first half of 2027, and its plans to complete patient enrollment in MAGNITUDE-2 of nex-z for hereditary ATTR amyloidosis with polyneuropathy in the second half of 2026; the potential of lonvo-z to inactivate the KLKB1 gene to permanently lower kallikrein and bradykinin levels, to eliminate HAE attacks via a highly differentiated one-time treatment that is administered in an outpatient setting, and to transform the treatment paradigm for patients with this burdensome disease; the potential of nex-z to halt and reverse disease by driving a deep, consistent and potentially lifelong reduction in TTR protein after a one-time treatment and to deliver clinically meaningful outcomes for patients; its ability to optimize the impact of its collaborations on its development programs, including, but not limited to, its collaboration with Regeneron Pharmaceuticals, Inc. (“Regeneron”) and their co-development program for ATTR amyloidosis; and its growth as a company and expectations regarding its uses of capital, expenses, future accumulated deficit and financial results, including its ability to fund operations at least into 2028 and well beyond lonvo-z’s anticipated U.S. commercial launch for HAE in the first half of 2027.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the conduct of clinical studies and other development and commercialization requirements for its product candidates, including lonvo-z and nex-z, including risks related to the ability to develop and successfully commercialize lonvo-z, nex-z or any of Intellia’s product candidates; risks related to Intellia’s ability to protect and maintain its intellectual property position; risks related to Intellia’s relationship with third parties, including its contract manufacturers, collaborators, licensors and licensees; risks related to the ability of its licensors to protect and maintain their intellectual property position; uncertainties related to the authorization, initiation and conduct of preclinical and clinical studies and other development requirements for its product candidates, including uncertainties related to regulatory approvals to conduct clinical trials; risks related to the results of preclinical studies or clinical studies not being predictive of future results in connection with future studies; the risk that clinical study results will not be positive; risks related to the potential delay of planned clinical trials due to regulatory feedback or other developments; and risks related to Intellia’s collaborations with Regeneron, or its other collaborations not continuing or not being successful. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Intellia’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intellia’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Intellia’s other filings with the Securities and Exchange Commission, including its recent quarterly report on Form 10-Q. All information in this press release is as of the date of the release, and Intellia undertakes no duty to update this information unless required by law.

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INTELLIA THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Collaboration revenue	$7,659	$14,245	$22,707	$30,872
Operating expenses:
Research and development	82,595	97,035	163,332	205,462
General and administrative	37,824	27,206	72,667	56,213
Total operating expenses	120,419	124,241	235,999	261,675
Operating loss	(112,760)	(109,996)	(213,292)	(230,803)
Other income, net:
Interest income	5,797	7,402	11,002	16,005
Change in fair value of investments, net	329	1,339	(575)	(786)
Total other income, net	6,126	8,741	10,427	15,219
Net loss	$(106,634)	$(101,255)	$(202,865)	$(215,584)
Net loss per share, basic and diluted	$(0.80)	$(0.98)	$(1.61)	$(2.08)
Weighted average shares outstanding, basic and diluted	133,480	103,732	126,057	103,617

INTELLIA THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
(Amounts in thousands)

	June 30, 2026	December 31, 2025
Cash, cash equivalents and marketable securities	$628,354	$605,134
Total assets	857,164	842,127
Total liabilities	129,458	170,733
Total stockholders’ equity	727,706	671,394

Investor Contact:

Jason Fredette

Vice President, Investor Relations and Corporate Communications

Intellia Therapeutics, Inc.

jason.fredette@intelliatx.com

Media Contact:

Mike Tattory

Vice President

LifeSci Communications

mtattory@lifescicomms.com

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